EXHIBIT 99.1

PRESS RELEASE
The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
                                                                                                                   Tel. 804.289.9600
Fax 804.289.9770

                                                                                                                FOR IMMEDIATE RELEASE
Contact:
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS THIRD-QUARTER EARNINGS
Reported Earnings of 70 Cents Per Share Include 29-Cent Gain on Acquisition

RICHMOND, Va., October 29, 2009 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, reported third-quarter earnings from continuing operations of $33 million or 70 cents per share versus $30 million or 64 cents per share in the third quarter of 2008.  Excluding an acquisition-related gain of $14 million or 29 cents per share, this quarter’s earnings were $20 million or 41 cents per share.  (See Non-GAAP Reconciliation on page 17.) Total revenue for the quarter was $802 million versus $813 million in 2008.  Results are summarized in the following table:
	Three Months Ended		Nine Months Ended
	September 30,		Percent	September 30,		Percent
(In millions, except per share amounts)	2009	2008	Change	2009	2008	Change

Revenue	$802	813	(1%)	2,286	2,404	(5%)
Segment operating profit	76	68	11%	158	203	(22%)
Operating profit	61	50	22%	129	159	(19%)
Income from continuing operations	33	30	13%	72	93	(23%)
Net income	34	48	(28%)	78	147	(47%)
Diluted earnings per share:
Continuing operations	$0.70	0.64	9%	1.52	2.00	(24%)
Net income	0.72	1.03	(30%)	1.65	3.14	(47%)
For additional details, see financial information on pages 11-18.  Amounts reported in this release are attributable to The Brink’s Company and exclude earnings related to noncontrolling ownership interests in consolidated subsidiaries.

Michael T. Dan, chairman, president and chief executive officer, said:  “When you factor out the acquisition-related gain, it’s clear that operating results continue to reflect the decline in the global economy, as profits from cash-in-transit operations trail year-ago levels in most of our markets.  In addition, profits in Global Services remain substantially below 2008 levels due to the severe contraction in the diamond and jewelry market that began in last year’s fourth quarter.  Third-quarter earnings were also affected by an increase in the effective income tax rate.
“Despite the challenges posed by the global economic slowdown, third-quarter organic revenue declined only 2% and the segment operating margin was 9.4%.   Excluding the acquisition-related gain, the segment margin was 7.7%.
“On a year-to-date basis, organic revenue is up 1% with a segment profit margin of 6.9%.  Excluding the acquisition-related gain, the year-to-date margin is 6.3%.   For the full year, we expect organic revenue growth to remain in the low single-digit percentage range.  The full-year segment operating margin, excluding the acquisition gain, is expected to be at the low end of the range between 7.0% and 7.5%.
“Given the uncertain economic climate, our initial target for 2010 is to grow organic revenue in the low-to-mid single-digit percentage range and improve the segment operating margin by 50 basis points.
“Our employees are performing admirably under very difficult business conditions.  Navigating through a worldwide economic crisis has been, and will continue to be, a great challenge.  As economies around the world stabilize and improve, we expect to emerge as an even stronger leader in the markets we serve.”

Third-Quarter 2009 Versus 2008
Income from continuing operations increased 13% due primarily to an after-tax gain of $14 million (29 cents per share) related to a recent acquisition in India and lower corporate expenses.  The increase was partially offset by lower operating profit in Latin America, EMEA and North America, higher retirement plan expenses and a higher effective tax rate.  Lower profits in cash-in-transit (“CIT”) and Global Services operations affected results in all regions.
Total revenue declined 1% to $802 million, reflecting lower sales in North American and EMEA operations.  Unfavorable currency exchange rates due to a stronger U.S. dollar reduced revenue by 3% or $26 million.  On a constant currency basis, revenue increased 2% or $14 million due primarily to 2009 acquisitions and higher average selling prices in most regions.  Last year’s third quarter revenue included $4 million related to the completed currency conversion project in Venezuela.

Organic revenue growth, which excludes currency impact and acquisitions, was down 2% due primarily to lower volume in most regions, partially offset by higher average selling prices in certain countries (including the effects of inflation in several Latin American countries).
Segment operating profit rose 11% to $76 million due mainly to a gain of $14 million related to the acquisition of a controlling interest in an India-based company (see “Other Recent Events” on page 7).  The segment operating margin was 9.4% versus 8.4% last year.  The profit increase was partially offset by lower results from CIT and Global Services across most regions.  Excluding the acquisition-related gain, segment profit declined 9% to $62 million and the segment operating margin was 7.7%.
Corporate expense was $10 million versus $19 million in the year-ago quarter.  The improvement was due primarily to lower foreign currency transaction losses, reduced general and administrative expenses and higher royalty income.
Former operations expense was $5 million versus income of $1 million last year.  The increased expense was due to higher retirement plan costs.
Total operating profit (segment operating profit less former operations expense and corporate costs) was $61 million, up 22% from $50 million last year.
Interest expense was $3 million in both periods.
Interest income and other non-operating income totaled $1 million, down from $5 million last year due to lower interest rates and lower average levels of cash and cash equivalents in certain countries.
Pretax income from continuing operations was $59 million, up 16% from $51 million in 2008.  Excluding the acquisition-related gain, pretax income from continuing operations in the 2009 quarter was $45 million.
Income taxes for the quarter were $21 million versus $14 million last year (see “Taxes” on page 6).
Minority interest (income attributable to noncontrolling interests) was $5 million versus $8 million in 2008.  The decline was due primarily to lower profits in Venezuela.  Last year’s results include profits from a currency conversion project in that country.
Income from continuing operations was $33 million (70 cents per share), up from $30 million (64 cents per share) in 2008.  Excluding the acquisition-related gain, third-quarter income from continuing operations was $20 million (41 cents per share).

International Operations
Third-Quarter 2009 versus 2008
Third-quarter revenue from international operations rose 1% to $579 million due primarily to higher average selling prices and an acquisition in Latin America, which were largely offset by the impact of unfavorable foreign exchange rates and volume declines in CIT and Global Services.  On a constant currency basis, international revenue was up 5%.
Operating profit rose 16% to $65 million.  The operating margin was 11.3% versus 9.8% in 2008.  Excluding the acquisition-related gain, operating profit declined 9% to $51 million, yielding an operating margin of 8.9%.  The decline was due primarily to the impact of unfavorable foreign exchange rates and lower results from CIT and Global Services.
EMEA (Europe, Middle East, Africa):  Revenue declined 9% to $324 million (down 6% on a constant currency basis).  Operating profit declined 11% due to lower results in most European countries, reflecting ongoing weakness in diamond and jewelry markets and continued pressure on pricing and service frequency.
Latin America:  Revenue grew 17% to $235 million (up 23% on a constant currency basis) due primarily to the inclusion of $20 million from an acquisition in Brazil and higher selling prices.  Operating profit declined slightly due primarily to inflation-based price increases that did not fully recover cost increases, the inclusion in last year’s results of income from the currency conversion project in Venezuela, and the impact of unfavorable foreign exchange rates.  These items were partially offset by incremental profits from Sebival, a Brazilian acquisition that closed in the first quarter of this year.
Asia-Pacific:  Revenue rose 10% to $20 million (up 10% on a constant currency basis) due mainly to the impact of third-quarter acquisitions in India and China.  Operating profit increased substantially due to the $14 million gain related to the acquisition of a controlling interest in Brink’s Arya (India).  Excluding this gain, profits declined due to lower diamond and jewelry volume and related pricing pressures.

North American Operations
    Third-Quarter 2009 versus 2008

Third-quarter revenue in North America fell 6% to $223 million (down 5% on a constant currency basis) due primarily to lower CIT and Global Services volume in the U.S. and the negative impact of a stronger U.S. dollar on Canadian operations.
Segment operating profit was $10 million versus $12 million in 2008. The decline was due primarily to lower CIT volume and continued weakness in the diamond and jewelry segment of Global Services, partially offset by higher average selling prices.  The operating margin for the quarter was 4.7%, down from 5.0% in last year’s third quarter.

Capital Expenditures
Capital expenditures during the quarter totaled $38 million.  Full-year capital spending in 2009 is expected to be approximately $185 million.  Third-quarter depreciation and amortization was $34 million.  Full-year depreciation and amortization is expected to be approximately $135 million.

Corporate Expense
Total corporate expense in the third quarter was $10 million, down from $19 million in the 2008 quarter.  The decline reflects a $5 million reduction in foreign currency transaction costs, a $3 million reduction in general and administrative expenses, and a $1 million increase in royalty income.  Full-year corporate expense is expected to be approximately $27 million, down from $55 million in 2008.

Former Operations
Expenses related to former operations totaled $5 million versus income of $1 million last year.  The increased expense was driven by higher costs related to U.S retirement plans, which were caused by a decline in plan assets during 2008.
Expenses from former operations include U.S. pension and retiree medical costs related to the company’s former coal operations.  These costs are included in results from continuing operations.

Pension Contribution
On August 20, Brink’s made a voluntary $150 million contribution to its primary U.S. retirement plan to improve the funded status of the plan.  The contribution was comprised of $92.4 million of cash and 2,260,738 newly issued shares of Brink’s common stock valued for purposes of the contribution at $25.48 per share or $57.6 million.  The contribution addressed the company’s primary U.S. retirement plan funding obligation in a proactive and tax-efficient manner while enhancing its financial flexibility to invest in future growth opportunities.
The contribution was made as a 2008 plan year contribution for income tax reporting purposes.  As a result, Brink’s received approximately $30 million in cash in the third quarter from tax benefits related to the contribution.  The balance of the cash portion of the contribution, approximately $62 million, was funded with debt.

At December 31, 2008, the U.S. pension plan was underfunded by $308 million.  After taking into account the contribution and a remeasurement of plan assets and obligations as of July 1, 2009, the plan’s underfunding has been reduced by almost $200 million to a deficit of approximately $104 million at September 30, 2009.
In addition, the company’s 2009 pretax earnings are expected to improve by approximately $4 million due to the contribution, reflecting estimated pension income of $6 million versus a prior estimate of $2 million that was disclosed in the company’s 2008 Form 10-K.  The $4 million increase in pension credit is being recognized ratably in earnings for the third and fourth quarters of 2009, and will be partially offset by increased borrowing costs.  The net effect of the contribution, including related borrowing costs and the dilutive impact of issuing new shares, is expected to be accretive to earnings by approximately two cents per share in 2009 and four cents per share in 2010.
The contribution also is expected to reduce required contributions to the plan in 2010 and 2011 by a total of $94 million, thereby enhancing the company’s flexibility to pursue future growth opportunities.

Taxes
The effective income tax rate for the quarter was 34.7% versus a year-ago rate of 27.9%.  This year’s higher rate is due primarily to changes in tax assets and liabilities resulting from a reduction in estimated tax benefits from Venezuela inflation adjustments, and from changes in tax laws and elections, partially offset by the tax benefit of the nontaxable gain recorded with respect to the acquisition in India.  Last year’s lower rate was affected favorably by the net reduction in valuation allowances as a result of improved performance in certain countries.  The effective tax rate for the full year is expected to be between 26% and 29%, up from a previous estimate of 23% to 26%.

Other Recent Events
On September 1, Brink’s acquired a controlling interest in Brink’s Arya, a cash handling and secure logistics company based in Mumbai, India.  Brink’s has owned 40% of the company since its founding in 1981, and purchased an additional 38% stake for $22 million.  The acquisition resulted in a pretax gain of $14 million, which represents the difference between the fair value and book value of the 40% position held prior to the acquisition.  Brink’s also agreed to purchase the remaining 22% of the company for approximately $13 million, pending satisfaction of certain conditions that are expected to be met by September 1, 2011.  Brink’s Arya operates throughout India, one of the largest and fastest growing cash services markets in Asia, and is an integral part of the Brink’s Global Services network.  The subsidiary had 2008 revenue of $25 million and employs approximately 2,300 people.
On September 4, Brink’s acquired a majority stake in ICD Limited, a premium provider of commercial security services in the Asia-Pacific region.  ICD designs, installs, maintains and manages high-quality commercial security systems.  With principal operations in China, ICD also has offices in Hong Kong, India, Singapore and Australia.  The company employs approximately 200 people and had 2008 revenue of $12 million.  Terms of the transaction were not disclosed.  Penetrating new security-related markets is an important element of the company’s long-term growth strategy, and ICD gives Brink’s an entry point into Asia’s fast-growing commercial security market and supplements its existing presence in the region.

Discontinued Operations
Income from discontinued operations was $1 million or 2 cents per share versus $19 million or 39 cents per share in the third quarter of 2008.  Third-quarter 2008 results from discontinued operations include operating results from Brink’s Home Security Holdings, Inc., which was spun off as an independent publicly traded company on October 31, 2008.

Noncontrolling Interests
Net income attributable to noncontrolling interests (minority shareholders in subsidiaries) was $5 million, down from $8 million in the year-ago quarter due mainly to the profit decline in Venezuela.

Net Income
Third-quarter net income attributable to The Brink’s Company common shareholders, which includes results from continuing and discontinued operations, was $34 million or 72 cents per share versus $48 million or $1.03 per share in 2008.

Year-To-Date 2009 Versus 2008
Revenue declined 5% to $2.3 billion.  Unfavorable currency exchange rates due to a stronger U.S. dollar reduced revenue by 8% or $197 million.  On a constant currency basis, revenue increased 3% or $79 million due mainly to the inclusion of incremental revenues from recently acquired operations and higher selling prices in certain regions, partially offset by lower volumes in CIT and Global Services.  Revenues for the first nine months of 2008 include $50 million related to the currency conversion project in Venezuela.
Organic revenue growth, which excludes currency impact and acquisitions, was up 1% due primarily to higher average selling prices (which include the effects of inflation in several Latin American countries).  Excluding revenue related to last year’s currency conversion project, organic revenue growth was 3% (see Organic Revenue Growth table on page 13).
Segment operating profit was $158 million, down 22% from $203 million in 2008.  Most of the $45 million profit decline was due to the inclusion in 2008 results of profits from the currency conversion in Venezuela, which generated $50 million of high-margin revenue.  In addition, this year’s profits from international operations declined due to lower demand in CIT and Global Services, partially offset by improved results in North America.
Corporate expense was $17 million versus $43 million last year.  The improvement was due primarily to lower general and administrative costs ($8 million), lower foreign exchange transaction costs ($6 million), lower expenses related to strategic reviews and proxy matters ($5 million), higher royalty income ($5 million) and gains on the sale of real estate ($3 million).
Former operations expense was $12 million versus $300,000 last year due mainly to higher costs related to retirement plans, which were partially offset by gains on the sale of coal assets.
Total operating profit (segment operating profit less former operations expense and corporate costs) was $129 million, down 19% from $159 million last year.
Interest expense was $8 million versus $9 million last year.
Interest income and other non-operating income totaled $7 million down from $10 million last year due to lower interest rates and lower average levels of cash and cash equivalents in certain countries.

Pretax income from continuing operations was $128 million, down 20% from $160 million in 2008.
Income taxes were $38 million versus $37 million last year.
Minority interest (income attributable to noncontrolling interests) was $19 million versus $30 million in 2008.  The decline was due primarily to lower profits in Venezuela.  Last year’s results include profits from a currency conversion project in that country.
Income from continuing operations was $72 million ($1.52 per share) versus $93 million ($2.00 per share) in 2008.

Conference Call
The company will host a conference call today, October 29, at 11:00 a.m. Eastern Time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com.  Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through November 12, 2009, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international).  The conference account number is 286 and the conference ID for the replay is 334910.  A webcast replay will also be available at www.brinkscompany.com.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Forward-Looking Statements
This release contains both historical and forward-looking information.   Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  Forward-looking information in this release includes, but is not limited to, future revenue growth and earnings for The Brink’s Company, including organic revenue growth and segment operating profit margin in 2009 and 2010, the impact of the current global economic crisis on overall results as well as results in each of Europe, Latin America and North America, acquisitions and other growth opportunities, expected capital expenditures for 2009, full-year depreciation and amortization and corporate expense, the projected effect of the voluntary contribution to the U.S. pension plan on the company and the plan, and the anticipated annual effective tax rate for 2009.  The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to the impact of the global economic slowdown on our business opportunities, access to the capital and credit markets, the recent market volatility and its impact on the demand for our services, the implementation of investments in technology and value-added services and cost reduction efforts and their impact on revenue and profit growth, the ability to identify and execute further cost and operational improvements and efficiencies in our core businesses, the willingness of our customers to absorb fuel surcharges and other future price increases, the actions of competitors, our ability to identify strategic opportunities and integrate them successfully, acquisitions and dispositions made in the future, our ability to integrate recent acquisitions, regulatory and labor issues and higher security threats, the impact of turnaround actions responding to current conditions in Europe, the return to profitability of operations in jurisdictions where we have recorded valuation adjustments, the input of governmental authorities regarding the non-payment of customs duties and value-added tax, the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates, the potential for a devaluation of the bolivar fuerte, the likelihood that Venezuela will be designated “highly inflationary” for accounting purposes as of January 1, 2010, the absence of the currency conversion project in Venezuela, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, our ability to obtain appropriate insurance coverage, positions taken by insurers with respect to claims made and the financial condition of insurers, safety and security performance, our loss experience, changes in insurance costs, risks customarily associated with operating in foreign countries including changing labor and economic conditions, currency devaluations, safety and security issues, political instability, restrictions on repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive government actions, costs associated with the purchase and implementation of cash processing and security equipment, changes in the scope or method of remediation or monitoring of our former coal operations, the timing of the pass-through of certain costs to third parties and the timing of approvals by governmental authorities relating to the disposal of the coal assets, changes to estimated liabilities and assets in actuarial assumptions due to payments made, investment returns, annual actuarial revaluations, and periodic revaluations of reclamation liabilities, the funding requirements, accounting treatment, investment performance and costs and expenses of our pension plans, the VEBA and other employee benefits, whether the Company’s assets or the VEBA’s assets are used to pay benefits, the risk that the recent contribution to the U.S. pension plan does not have the anticipated effects on the company’s or the plan’s financial condition, black lung claims incidence, the number of dependents of mine workers for whom benefits are provided, mandatory or voluntary pension plan contributions, the nature of our hedging relationships, the strength of the U.S. dollar relative to foreign currencies, foreign currency exchange rates, changes in estimates and assumptions underlying our critical accounting policies, seasonality, pricing and other competitive industry factors, and fuel prices.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2008 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.  The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

THE BRINK’S COMPANY
and subsidiaries

Condensed Consolidated Statements of Income
 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2009	2008	2009	2008

Revenues	$801.8	813.4	2,286.2	2,404.0

Cost and expenses:
Cost of revenues	647.5	647.6	1,859.1	1,909.4
Selling, general and administrative expenses	107.6	111.6	314.5	330.8
Total costs and expenses	755.1	759.2	2,173.6	2,240.2
Other operating income (expense)	14.2	(4.4)	16.7	(4.7)

Operating profit	60.9	49.8	129.3	159.1

Interest expense	(2.8)	(3.0)	(8.3)	(8.8)
Interest and other income	1.2	4.5	7.2	9.6
Income from continuing operations before tax	59.3	51.3	128.2	159.9
Provision for income taxes	20.6	14.3	37.7	36.9

Income from continuing operations	38.7	37.0	90.5	123.0

Income from discontinued operations	1.0	18.5	6.1	53.7

Net income	39.7	55.5	96.6	176.7

Less net income attributable to noncontrolling interests	(5.3)	(7.5)	(18.9)	(29.9)

Net income attributable to Brink’s	$34.4	48.0	77.7	146.8

Amounts attributable to Brink’s:
Income from continuing operations	$33.4	29.5	71.6	93.1
Income from discontinued operations	1.0	18.5	6.1	53.7

Net income attributable to Brink’s	$34.4	48.0	77.7	146.8

Earnings per share attributable to Brink’s common shareholders (a):
Basic:
Continuing operations	$0.70	0.64	1.53	2.02
Discontinued operations	0.02	0.40	0.13	1.16
Net income	0.72	1.04	1.66	3.18

Diluted:
Continuing operations	$0.70	0.64	1.52	2.00
Discontinued operations	0.02	0.39	0.13	1.15
Net income	0.72	1.03	1.65	3.14
(a) Earnings per share may not add due to rounding.

Weighted-average shares:
Basic	47.6	46.1	46.8	46.2
Diluted	47.9	46.5	47.0	46.7

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information
(Unaudited)

SEGMENT INFORMATION
	Three Months Ended				Percentage
	September 30,				Change
(In millions)	2008	Constant-Currency Change	Currency Change	2009	As Reported	Constant-Currency

Revenues:
EMEA	$356.9	(20.3)	(12.2)	324.4	(9.1%)	(5.7%)
Latin America	200.8	45.4	(11.3)	234.9	17.0%	22.6%
Asia Pacific	18.1	1.9	(0.1)	19.9	9.9%	10.5%
International	575.8	27.0	(23.6)	579.2	0.6%	4.7%
North America	237.6	(12.8)	(2.2)	222.6	(6.3%)	(5.4%)
Revenues	$813.4	14.2	(25.8)	801.8	(1.4%)	1.7%

Operating profit:
International	$56.3	11.0	(2.1)	65.2	15.8%	19.5%
North America	11.8	(1.3)	(0.1)	10.4	(11.9%)	(11.0%)
Segment operating profit	68.1	9.7	(2.2)	75.6	11.0%	14.2%
Corporate expense	(18.8)	8.7	-	(10.1)	(46.3%)	(46.3%)
Former operations income (expense)	0.5	(5.1)	-	(4.6)	NM	NM
Operating profit	$49.8	13.3	(2.2)	60.9	22.3%	26.7%

Segment operating margin:
International	9.8%			11.3%
North America	5.0%			4.7%
Segment operating margin	8.4%			9.4%

	Nine Months Ended				Percentage
	September 30,				Change
(In millions)	2008	Constant-Currency Change	Currency Change	2009	As Reported	Constant-Currency

Revenues:
EMEA	$1,040.8	(1.0)	(116.4)	923.4	(11.3%)	(0.1%)
Latin America	605.9	99.0	(60.9)	644.0	6.3%	16.3%
Asia Pacific	54.7	1.5	(2.8)	53.4	(2.4%)	2.7%
International	1,701.4	99.5	(180.1)	1,620.8	(4.7%)	5.8%
North America	702.6	(20.2)	(17.0)	665.4	(5.3%)	(2.9%)
Revenues	$2,404.0	79.3	(197.1)	2,286.2	(4.9%)	3.3%

Operating profit:
International	$166.6	(39.5)	(7.1)	120.0	(28.0%)	(23.7%)
North America	36.1	2.7	(0.9)	37.9	5.0%	7.5%
Segment operating profit	202.7	(36.8)	(8.0)	157.9	(22.1%)	(18.2%)
Corporate expense	(43.3)	26.4	-	(16.9)	(61.0%)	(61.0%)
Former operations income (expense)	(0.3)	(11.4)	-	(11.7)	200 +	200 +
Operating profit	$159.1	(21.8)	(8.0)	129.3	(18.7%)	(13.7%)

Segment operating margin:
International	9.8%			7.4%
North America	5.1%			5.7%
Segment operating margin	8.4%			6.9%

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

ORGANIC REVENUE GROWTH

	Three Months Ended	% change	Nine Months Ended	% change
(In millions)	September 30,	from prior period	September 30,	from prior period

2007 revenues	$692.7		1,977.8
Effects on revenue of:
Organic revenue growth (a)	80.3	12%	242.6	12%
Acquisitions and dispositions	1.7	-	15.8	1%
Changes in currency exchange rates	38.7	5%	167.8	9%
2008 revenues	813.4	17%	2,404.0	22%
Effects on revenue of:
Organic revenue growth (a)	(13.0)	(2%)	13.3	1%
Acquisitions and dispositions	27.2	3%	66.0	3%
Changes in currency exchange rates	(25.8)	(3%)	(197.1)	(8%)

2009 revenues	$801.8	(1%)	2,286.2	(5%)

(a)  Organic revenue growth excluding the currency conversion project was 11% for the three months and 10% for the nine months of 2008.  Organic revenue growth excluding the currency conversion project was down 1% for the three months and up 3% for the nine months of 2009.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

OTHER OPERATING INCOME (EXPENSE)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2009	2008	2009	2008

Gain on acquiring control of an equity method affiliate (a)	$13.9	-	14.9	-
Foreign currency transaction losses	(3.6)	(8.3)	(15.9)	(13.8)
Gains on sales of property and other assets	0.1	0.4	8.3	0.4
Royalty income	2.1	0.8	6.4	1.4
Share in earnings of equity affiliates	1.1	1.3	3.3	3.6
Impairment losses	(0.2)	(0.2)	(2.3)	(0.5)
Other	0.8	1.6	2.0	4.2
Other operating income (expense)	$14.2	(4.4)	16.7	(4.7)
(a) Third-quarter gain relates to acquisition of controlling interest of a CIT operation in India

CORPORATE EXPENSE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2009	2008	2009	2008

General and administrative	$11.6	14.4	26.2	34.3
Royalty income:
Brand licensing fees from BHS	(1.7)	-	(5.0)	-
Other	(0.4)	(0.8)	(1.4)	(1.4)
Gain on sale of real estate	-	-	(2.7)	-
Currency exchange transaction (gains) losses	0.6	5.2	(0.2)	5.6
Strategic reviews and proxy matters	-	-	-	4.8
Corporate expense	$10.1	18.8	16.9	43.3

FORMER OPERATIONS (INCOME) EXPENSE

	Three Months Ended		Nine Months Ended
(In millions)	September 30,		September 30,
	2009	2008	2009	2008

Retirement plans:
Primary U.S. retirement plans	$3.0	(1.6)	13.5	(4.8)
Black lung and other plans	0.9	0.7	1.1	2.6
Administrative, legal and other	0.8	1.2	2.8	3.4
Gain on sale of coal assets	(0.1)	(0.8)	(5.7)	(0.9)
Former operations (income) expense (a)	$4.6	(0.5)	11.7	0.3
(a) Included in continuing operations

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

EXPENSE (INCOME) RELATED TO PRIMARY U.S. RETIREMENT PLANS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2009	2008	% Change	2009	2008	% Change

Primary U.S. pension plan	$(2.5)	(3.2)	(21.9%)	(3.3)	(9.8)	(66.3%)
UMWA plans	4.5	0.1	200+	15.5	0.5	200+
Total (a)	$2.0	(3.1)	NM	12.2	(9.3)	NM

Included in:
Segment operating profit – North America	$(0.9)	(1.2)	(25.0%)	(1.2)	(3.7)	(67.6%)
Corporate expense	(0.1)	(0.1)	-	(0.1)	(0.3)	(66.7%)
Former operations (income) expense	3.0	(1.6)	NM	13.5	(4.8)	NM
Discontinued operations	-	(0.2)	(100%)	-	(0.5)	(100%)
Total	$2.0	(3.1)	NM	12.2	(9.3)	NM
(a)
As reported in our 2008 annual report on Form 10-K, expense related to our primary U.S. retirement plans increased in 2009 primarily as a result of a decline during 2008 in the market value of investments held by the plans.

INCOME FROM DISCONTINUED OPERATIONS

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In millions)	2009	2008	2009	2008
Brink’s Home Security Holdings, Inc. (“BHS”):
Income from operations before tax (a)	$-	31.1	-	98.0
Expense associated with the spin-off	-	(2.2)	-	(6.5)
Adjustments to contingencies of former operations:
Gain from FBLET refunds (b)	-	-	19.7	-
BAX Global indemnification (c)	(0.7)	-	(13.2)	-
Other	0.1	2.0	(0.1)	5.2
Income (loss) from discontinued operations before income taxes	(0.6)	30.9	6.4	96.7
Provision for (benefit from) income taxes	(1.6)	12.4	0.3	43.0
Income from discontinued operations	$1.0	18.5	6.1	53.7
(a)
BHS, a previously wholly owned subsidiary, was spun off on October 31, 2008.  Revenues of the operations were $135.4 million for the third quarter of 2008 and $397.1 million for the first nine months of 2008.

(b)
In late 2008, Congress passed the Energy Improvement and Extension Act of 2009 which enabled taxpayers to file claims for Federal Black Lung Excise Tax (“FBLET”) refunds for periods prior to those open under the statute of limitations previously applicable to us.  We received FBLET refunds in the second quarter of 2009.

(c)
BAX Global, a former business unit of ours, is defending a claim related to the apparent diversion by a third party of goods being transported for a customer.  We have contractually indemnified the purchaser of BAX Global for this contingency.  During the second quarter of 2009, BAX Global advised us that it is probable that it will be deemed liable for this claim.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

SELECTED CASH FLOW INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2009	2008	2009	2008

Depreciation and amortization:
International	$23.9	23.7	69.7	69.2
North America	9.8	7.8	27.5	23.4
Depreciation and amortization	$33.7	31.5	97.2	92.6

Capital expenditures:
International	$24.4	29.9	65.6	81.7
North America	13.6	19.1	46.9	37.7
Capital expenditures	$38.0	49.0	112.5	119.4

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

NON-GAAP RECONCILIATIONS

Results Excluding Acquisition-related Gain in India

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share amounts)	As reported GAAP	India Acquisition-Related Gain(a)	As Adjusted	As reported GAAP	India Acquisition-Related Gain(a)	As Adjusted

International Segment
Revenues	$579.2	-	579.2	1,620.8	-	1,620.8
Operating profit	65.2	(13.9)	51.3	120.0	(13.9)	106.1
Operating margin	11.3%		8.9%	7.4%		6.5%

All Segments
Revenues	801.8	-	801.8	2,286.2	-	2,286.2
Segment operating profit	75.6	(13.9)	61.7	157.9	(13.9)	144.0
Segment operating margin	9.4%		7.7%	6.9%		6.3%

Operating profit	60.9	(13.9)	47.0	129.3	(13.9)	115.4
Operating margin	7.6%		5.9%	5.7%		5.0%

Income from continuing operations before tax	59.3	(13.9)	45.4	128.2	(13.9)	114.3

Attributable to Brink’s
Income from continuing operations	33.4	(13.9)	19.5	71.6	(13.9)	57.7
EPS	0.70	(0.29)	0.41	1.52	(0.29)	1.23
(a)
During the third quarter of 2009, Brink’s purchased a controlling interest in an Indian company where it previously held a 40% interest.  As a result, a gain was recognized on the previously held interest in accordance with business combination accounting rules.

Income and earnings per share amounts excluding the Indian acquisition-related gain are financial measures that are not required by, or presented in accordance with, U.S. Generally Accepted Accounting Principles (“GAAP”).  They are presented here to exclude the effect of an Indian acquisition-related gain from our results.  We believe these measures are more reflective of our operations, provide transparency to investors and enable period-to-period comparability of financial performance.  Income or earnings per share amounts excluding the Indian acquisition-related gain should not be considered as an alternative to income or earnings per share amounts determined in accordance with GAAP.  We have included in this press release reconciliation information for income or earnings per share amounts excluding the Indian acquisition-related gain, the non-GAAP financial measures, to income or earnings per share amounts, as applicable, which are the most directly comparable financial measures calculated and reported in accordance with GAAP.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

Net Debt (Cash) reconciled to amounts reported under GAAP

	September 30,	December 31,
(In millions)	2009	2008

Short-term debt	$7.6	7.2
Long-term debt	261.5	181.4
Debt	269.1	188.6
Less cash and cash equivalents	(234.5)	(250.9)
Net Debt (Cash)	$34.6	(62.3)

Net Debt (Cash) is a supplemental financial measure that is not required by, or presented in accordance with GAAP.  We define Net Debt as Debt less cash and cash equivalents.  We use Net Debt (Cash) as a measure of our financial leverage.  We believe that investors also may find Net Debt (Cash) to be helpful in evaluating our financial leverage.  Net Debt (Cash) should not be considered as an alternative to Debt determined in accordance with GAAP.  Set forth above is a reconciliation of Net Debt (Cash), a non-GAAP financial measure, to Debt, which is the most directly comparable financial measure calculated and reported in accordance with GAAP, as of September 30, 2009, and December 31, 2008.  This supplemental non-GAAP information should be reviewed in conjunction with the consolidated balance sheets in our quarterly report on Form 10-Q for the period ended September 30, 2009.  Net Debt (Cash) as of September 30, 2009, increased primarily as a result of a $92 million cash contribution to our primary U.S. pension plan in August 2009.

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